BioSpecifics Technologies Corp. Reports Fourth Quarter and Full Year 2016 Financial Results

LYNBROOK, NY – March 15, 2017 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product collagenase clostridium histolyticum (CCH) marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the fourth quarter and full year ended December 31, 2016 and provided a corporate update.

“During 2016, not only did revenues of XIALFEX grow 20 percent from the prior year, but we were also happy to report positive Phase 2 data for two pipeline indications, cellulite and human lipoma. We are continuing to work with our partner Endo to maximize the potential of XIAFLEX both commercially and clinically and look forward the initiation of the Phase 3 trials for cellulite in the second half of this year,” said Thomas L. Wegman, President of BioSpecifics. “Turning to the development programs that we manage ourselves, the initiation of our Phase 1 clinical trial in uterine fibroids in the first quarter of 2017 is very important as it supports our business objective to develop XIAFLEX for medically necessary indications.”

Fourth Quarter and Full Year 2016 Financial Results

BioSpecifics reported net income of $2.9 million for the fourth quarter ended December 31, 2016, or $0.41 per basic share and $0.40 per share on a fully diluted basis, compared to net income of $2.7 million, or $0.38 per basic share and $0.36 per share on a fully diluted basis, for the same period in 2015. For the full year ended December 31, 2016, the Company reported a net income of $11.4 million, or $1.61 per basic share and $1.56 per share on a fully diluted basis, compared to net income of $9.6 million, or $1.41 per basic share and $1.32 per share on a fully diluted basis for the same period in 2015.

Total revenue for the fourth quarter ended December 31, 2016 was $6.6 million, compared to $6.1 million for the same period in 2015. For the full year ended December 31, 2016, total revenue was $26.3 million, compared to $22.8 million for the same period in 2015. The increase in total revenues for the quarterly and year-end periods was primarily due to increased royalties from the sale of XIAFLEX offset by lower licensing, sublicensing and milestone fees received by BioSpecifics from its partner Endo International plc (Endo).

Royalty and mark-up on cost of goods sold (COGS) revenues recognized under BioSpecifics' agreement with Endo for the fourth quarter ended December 31, 2016 were $6.6 million, compared to $5.2 million for the same period in 2015, an increase of $1.4 million, or 27 percent. Total royalty and mark-up on COGS revenues for the year ended December 31, 2016 increased to $25.4 million as compared to $20.8 million in the same period in 2015. This increase in royalties and the mark-up on COGS in each of the quarterly and year end periods was primarily due to the increased sales of XIAFLEX for the treatment of Peyronie’s disease and a moderate increase in sales of XIAFLEX for the treatment of Dupuytren’s contracture reported to us by Endo.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. BioSpecifics recognized licensing revenue of approximately $33,000 for the fourth quarter ended December 31, 2016 as compared to $0.9 million in the corresponding 2015 period. Licensing revenue for the year ended December 31, 2016 was $0.8 million, compared to $1.9 million in the same period in 2015. Licensing fees recognized for the years ended December 31, 2016 and 2015 were $0.8 million and $1.0 million, respectively. In the 2016 period, licensing fees recognized of $0.8 million were related to the exercise of an opt-in right by Endo for the human lipoma indication. In 2015 period, licensing fees recognized of $1.0 million were related to the early opt-in exercise by Endo for XIAFLEX to two new potential indications, lateral hip fat and plantar fibromatosis.

Milestone revenue recognized for the years ended December 31, 2016 and 2015 were $28,500 and $0.9 million, respectively. The $28,500 milestone revenue recognized in the 2016 period related to the approval of XIAFLEX in Australia for the treatment of Peyronie’s disease by Actelion. The $1.0 million (net of foreign tax withholding) milestone revenue recognized in the 2015 period related to the first commercial sale of XIAFLEX by Asahi for the treatment of Dupuytren's contracture in Japan.

In addition, for the years ended 2016 and 2015, the Company recognized certain licensing fees related to the cash payments received under the agreement with Endo in prior years and amortized them over the expected development period of approximately $41,000 and $49,000, respectively.

Research and development (R&D) expenses for the fourth quarter ended December 31, 2016 and 2015 were $0.3 million in each period. For the year ended December 31, 2016, research and development expenses were $1.3 million, compared to $1.0 million in the same period in 2015.

General and administrative expenses for the fourth quarter ended December 31, 2016 and 2015 were $2.0 million in each period. For the year ended December 31, 2016, general and administrative expenses were $7.9 million, compared to $7.3 million in the same period in 2015.

Provision for income taxes for the fourth quarter ended December 31, 2016 were $1.5 million, compared to $1.3 million for the same period in 2015. For the year ended December 31, 2016, provision for income taxes were $6.0 million as compared to $4.9 million in the same period of 2015.

As of December 31, 2016, BioSpecifics had cash and cash equivalents and investments of $52.8 million, compared to $37.1 million as of December 31, 2015.

XIAFLEX Commercial Highlights

On February 28, 2017, Endo reported commercial highlights for XIAFLEX for the fourth quarter and full year of 2016 (Endo’s fourth quarter 2016 financials are reported in BioSpecifics’ first quarter 2017 financials). For the fourth quarter of 2016, net revenues were $55.5 million compared to $50.2 million in the fourth quarter of 2015, an 11 percent growth. Full year 2016 net revenues were $189.7 million compared to $158.1 million for the full year of 2015, a 20 percent growth. Endo expects high-single to low-double-digit revenue growth in 2017.

XIAFLEX Pipeline Updates and Anticipated Upcoming Milestones

BioSpecifics manages the development of XIAFLEX for uterine fibroids, and initiates the development of new potential indications, not licensed by Endo. In addition to Dupuytren’s contracture and Peyronie’s disease, Endo’s licensed rights include human and canine lipoma, adhesive capsulitis, cellulite, lateral hip fat and plantar fibromatosis.

  BioSpecifics expects to initiate a Phase 1 clinical trial of XIAFLEX in uterine fibroids in the first quarter of 2017. This open-label dose escalation Phase 1 study will enroll 15 female subjects treated prior to hysterectomy and is being conducted at the Department of Gynecology & Obstetrics at Johns Hopkins University. Three subjects will be injected with saline only to evaluate the safety and effectiveness of the injection method and the remaining 12 subjects will be injected with increasing doses of XIAFLEX. The primary endpoint will assess the safety and tolerability of a single injection directly into the uterine lipomas at three doses under transvaginal ultrasound guidance. The secondary endpoints will assess symptoms of pain and bleeding, quality of life throughout the study, shrinkage of treated fibroids in size, increased rates of apoptosis in treated fibroids and a decrease in the collagen content of treated fibroids.

  In November 2016, the Company reported positive, statistically significant results from a Phase 2b study for the treatment of cellulite, or edematous fibrosclerotic panniculopathy. Trial subjects receiving XIAFLEX showed statistically significant levels of improvement in the appearance of cellulite with treatment, as measured by the trial's primary endpoint (p<0.001), compared to those subjects receiving placebo. Endo has announced that it is planning to publish the full Phase 2b data and to initiate Phase 3 clinical trials in this indication in the second half of 2017.
  In June 2016, BioSpecifics reported positive, statistically significant, top-line results from a placebo-controlled, double-blind Phase 2 clinical trial for the treatment of human lipoma. The trial met its primary endpoint of reduction in the visible surface area of the target lipomas relative to placebo, as determined by caliper, at six months post injection (p<0.0001). In July 2016, Endo notified BioSpecifics that it was exercising its right to opt-in for this indication, bringing their total number of licensed indications to eight.
  A commercial assessment of additional indications, beyond cellulite, is ongoing by Endo and will determine the clinical trial timelines for Endo’s licensed indications moving forward.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Europe and Australia. Endo is partnered with Sobi, Actelion and Asahi Kasei for Dupuytren’s contracture and Peyronie’s disease outside the U.S. The XIAFLEX research and development pipeline includes several additional promising indications. BioSpecifics is managing the development of XIAFLEX for uterine fibroids and plans to initiate clinical development in the first quarter of 2017. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This report includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements.” The forward-looking statements include statements concerning, among other things, whether and when Endo will publish full Phase 2b data and initiate Phase 3 clinical trials in cellulite; the timing of the Company’s initiation of a Phase 1 clinical trial in uterine fibroids; whether Endo will achieve high-single to low-double-digit revenue growth in 2017; the outcome of Endo’s commercial assessment regarding the XIAFLEX R&D pipeline. In some cases, these statements can be identified by forward-looking words such as “expect,” “plan,” “anticipate,” “potential,” “estimate,” “can,” “will,” “continue,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications, which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income that BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q for the quarters ended June 30, 2016 and September 30, 2016 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this Report are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this Report and, except as may be required by law, we assume no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31		December 31
	2016	2015	2016	2015
Revenues:	(Unaudited)		(Audited)
Royalties	6,587,739	5,226,523	25,431,012	20,800,757
Licensing revenue	32,909	912,344	819,943	1,949,378
Total Revenues	6,620,648	6,138,867	26,250,955	22,750,135

Costs and expenses:
Research and development	322,039	279,250	1,327,923	1,034,288
General and administrative	1,986,831	1,965,101	7,896,616	7,272,532
Total costs and expenses	2,308,870	2,244,351	9,224,539	8,306,820

Operating income	4,311,778	3,894,516	17,026,416	14,443,315

Other income:
Interest Income	95,079	33,980	295,783	92,926
Other, net	15,357	8,609	52,805	14,719
	110,436	42,589	348,588	107,645

Income before provision for income taxes	4,422,214	3,937,105	17,375,004	14,550,960
Provision for Income taxes	(1,505,406)	(1,278,556)	(6,002,765)	(4,933,328)

Net income	$2,916,808	$2,658,549	$11,372,239	$9,617,632

Earnings per share:
Basic	$0.41	$0.38	$1.61	$1.41

Diluted	$0.40	$0.36	$1.56	$1.32

Shares used in calculation of earnings per share:
Basic	7,151,752	6,915,929	7,061,404	6,827,355
Diluted	7,295,239	7,311,514	7,283,262	7,272,989

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data(1)

	December 31
	2016	2015
Cash and cash equivalents	$4,763,364	$5,137,875
Investments	48,026,242	31,944,083
Accounts and income tax receivable	4,305,503	3,464,763
Deferred tax assets	3,290,122	622,972
Working capital	53,403,332	37,530,357
Total assets	64,696,280	45,698,113
Deferred revenue	7,597,550	198,757
Total stockholders' equity	56,281,943	44,810,209